Exhibit 10.19

AMENDMENT NO. 2

to

K-SWISS/SPACE CENTER LEASE

Dated March 11, 1997

This AMENDMENT NO. 2 amends the Lease Agreement entered into on March 11, 1997 between K-Swiss, Inc. (“Lessee”) and Space Center Mira Loma, Inc. for the rental of certain property and improvements located at 3177 Space Center Court, Mira Loma, California (“the Lease”).

RECITALS:

•	Lessee and Lessor (the “Parties”) are desirous of amending the Lease through this Amendment No. 2 in order to extend the Term of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and promises of Lessee and Lessor, the Parties agree to amend the Lease as follows:

1.	The Parties agree that the Lease Term in Section 1.3 of the Lease shall now be extended sixty (60) consecutive months from February 1, 2010 through January 31, 2015 (“Expiration Date”).

2.	The Parties agree that the Base Rent for the lease Extension Term shall be as follows:

February 1, 2010-July 31, 2012 :	$111,240.00/mo	($0.36 NNN psf)
August 1, 2012-January 31, 2015:	$117,420.00/mo	($0.38 NNN psf)

3.	The Parties agree that Lessor with provide the follow Improvements to the Premises at Lessor sole expense:

•	T5HO Lighting.

•	HVAC repair / replacement for existing systems if required after survey is completed.

•	Plumbing repair as required following survey for the center existing restrooms.

•	Replace flooring with similar type in center warehouse office areas.

•	Remove a portion of the existing offices in the SWC of the building.

4.	Section 1.34 of Addendum Number 1 to the Lease is stricken in its entirety and replaced by the following section:

“1.34 Two (2) Three Year Extension Options”.

Provided that Lessee is not in breach of any provisions of the Lease, and further provided that the Lessee gives written notice of exercise to Landlord not more than nine (9), nor less than six (6) months prior to the scheduled expiration of the Lease term, Lessee may extend this Lease for two (2) additional periods of three years. The first three year Extension Option shall be from February 1, 2015 through January 31, 2018. The second three year Extension Option shall be from February 1, 2018 through January 31, 2021.

The first three (3) year option will be at one hundred percent (100%) of Fair Market Value and the second three (3) year option will be at one hundred percent (100%) of Fair Market Value. The rate shall not be less than the previously expired term. “Fair Market Value” shall mean the annual amount per rentable square foot that a willing, comparable, non-equity tenant with a creditworthiness comparable to Tenant would pay, and a willing Landlord of a comparable property in the marketplace would accept at “arms length” given appropriate consideration of rental rates per rentable square foot, the type of escalation clauses (including, but without limitation, operating expenses, Real Estate taxes) abatement provisions, reflecting free rent, if any, length of lease term, size and location of Premises being leased and Tenant Improvement allowances, if any, the fact that the Premises are used primarily for warehouse space and any other generally applicable terms and conditions of tenancy for the space in question. Property Owner and Tenant will jointly determine Fair Market Value prior to Tenant’s exercise of any Option.

Initials	Initials:

AMENDMENT NO. 2

to

K-SWISS/SPACE CENTER LEASE

Dated March 11, 1997

5.	The effective date of this Amendment No. 2 to the Lease shall be July 1, 2008.

6.	Except as specifically amended by this Amendment No. 2, the terms and conditions of the Lease dated March 11, 1997 and as amended with Amendment No 1 dated February 28, 2002 shall remain of full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 intending to be bound thereby.

K-SWISS INC.		SPACE CENTER MIRA LOMA III, Inc.

By:		By:
	George Powlick		Graham S. Tingler
	Chief Financial Officer		President

Its:		Its:

Date:		Date: